UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2010

Nara Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50245	95-4170121
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3731 Wilshire Boulevard, Suite 1000, Los Angeles, CA	90010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (213) 639-1700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Certain Officers; Election of Directors; Appointment of Principal Certain Officers; Compensatory Arrangements of Certain Officers.

On May 11, 2010, the Board of Directors of Nara Bancorp, Inc. (the “Company”), the holding company of Nara Bank (the “Bank”), elected Steven D. Broidy and Louis M. Cosso, each with more than 40 years of experience in the California banking industry, as new independent directors of the Company and Bank, effective immediately.

For their services as a director, Mr. Broidy and Mr. Cosso will receive compensation under the Company and Bank’s standard director compensation arrangement.

On May 11, 2010, the Board of Directors of the Company also elected Alvin D. Kang, the President and CEO of the Company as a director of the Company, effective immediately. Mr. Kang was previously appointed to the Board of the Bank on April 29, 2010.

Mr. Broidy, Mr. Cosso and Mr. Kang have no related transactions with the Company or the Bank for which disclosure is required by Item 404(a) of Regulation S-K or Item 404(a) of Regulation S-B, as applicable.

On May 11, 2010, Mr. Howard N. Gould announced that he did not intend to stand for re-election at the upcoming annual stockholders’ meeting due to an increase in time commitments for other organizations, including other boards of directors in which he is involved and holds related investment interests. Mr. Gould will remain on the Board of Directors and committees of the Company and Bank until June 29, 2010, the date of the annual stockholders’ meeting.

On May 11, 2010, Ms. Terry Schwakopf announced that she did not intend to stand for re-election at the upcoming annual stockholders’ meeting for personal reasons including the need to devote more time to business and nonprofit commitments. Ms. Schwakopf will remain on the Board of Directors and committees of the Company and Bank until June 29, 2010, the date of the annual stockholders’ meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nara Bancorp, Inc.

Date: May 13, 2010	/s/ Alvin D. Kang
Alvin D. Kang
President and Chief Executive Officer

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